Exhibit 99.1

Nutrition 21 Appoints Peter C. Mann to Board of Directors

PURCHASE, N.Y., October 17, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, announced today that Peter C. Mann has joined the Company’s Board of Directors effective October 15, 2007.

Mr. Mann is a senior consumer and pharmaceutical products business executive with more than 35 years of general management, marketing and sales experience. In 2001 Mr. Mann was one of the founders and served as the Chief Executive Officer of MedTech Holdings Inc. which subsequently became Prestige Brands Holdings, Inc. (NYSE: PBH), a marketer and distributor of brand name over-the-counter healthcare, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets. Mr. Mann most recently served as Chairman and Chief Executive Officer of Prestige Brands Holdings until his retirement in January 2007.

Paul Intlekofer, president and chief executive officer of Nutrition 21, Inc., said, “We are delighted that an industry leader of Peter Mann’s caliber has agreed to join our Board. In addition to being one of the most effective executives in the consumer products industry, he is a visionary who has created markets for many of the brands that we use on a regular basis to improve the quality of our lives. His broad industry experience and expertise will be instrumental to Nutrition 21 as we continue to progress on our strategic plan.”

Mr. Mann commented, “I am both pleased and excited to be joining the Nutrition 21 organization. The Company appears to be well positioned to become a significant force in the large and growing consumer branded nutritional supplement market. Nutrition 21's unique and proprietary product line is well grounded in strong science and addresses significant consumer needs. The Company's considerable investment in products over the past few years has set the stage for strong revenue growth and a turnaround in profitability. I am hopeful that my experience in branded consumer products can help the Company rapidly achieve its revenue and growth goals."

Mr. Mann joined Block Drug Company in 1973 as a Group Product Manager and held numerous key positions of increasing responsibility including Vice President-New Products, Vice President-Consumer Products & Oral Care Division, Senior Vice President-U.S. Consumer Marketing & Sales and President-Americans Division. As President, he was responsible for the overall strategic and financial direction for the corporation and directly managed all business conducted in the United States, Canada, Mexico and South America. Prior to joining Block Drug Company, Mr. Mann held senior management positions for such leading consumer products companies as The Mennen Company, Swift & Co. and Chemway, Inc.

Mr. Mann is a graduate of Brown University. He is currently a member of the Consumer Healthcare Products Association Board of Directors.

About Nutrition 21
Nutrition 21 Inc. (NASDAQ: NXXI) headquartered in Purchase, NY is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 25,000 major food and drug retailers as well as internationally. For more information please visit http://www.nutrition21.com.

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CONTACT:
Nutrition 21 Inc.	Lytham Partners, LLC
Maryrose Lombardo	Joe Diaz, Joe Dorame, Robert Blum
914-701-4525	602-889-9700